Exhibit 2.1
AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of this 30th day of December 2022, by and between AGTB Private BDC (the “Target Fund”), a Delaware statutory trust with its principal place of business at 245 Park Avenue, 26th Floor, New York, New York 10167, and AG Twin Brook Capital Income Fund (the “Surviving Fund”), a Delaware statutory trust with its principal place of business at 245 Park Avenue, 26th Floor, New York, New York 10167.

WHEREAS, each of the Target Fund and the Surviving Fund is a non-diversified, closed-end management investment company that has elected to be regulated as a business development company (a “BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and the Target Fund owns securities that are of the character in which the Surviving Fund is permitted to invest;

WHEREAS, it is intended that, for United States federal income tax purposes, (i) the transactions contemplated by this Agreement shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) that this Agreement shall constitute a “plan of reorganization” for purposes of the Code;

WHEREAS, the reorganization of the Target Fund will consist of the merger pursuant to the laws of the State of Delaware of the Target Fund with and into the Surviving Fund pursuant to which common shares of beneficial interest, par value $0.001 per share, of the Target Fund (the “Target Fund Common Shares”), will be converted into common shares of beneficial interest, par value $0.001 per share (the “Surviving Fund Common Shares”) as provided herein, all upon the terms and conditions set forth in this Agreement (the “Merger”);

WHEREAS, the Board of Trustees of the Surviving Fund (the “Surviving Fund Board”), including a majority of trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act), has determined, with respect to the Surviving Fund, that the Merger is in the best interests of the Surviving Fund and will not result in the dilution of the interests of any shareholders;

WHEREAS, the Board of Trustees of the Target Fund (the “Target Fund Board”), including a majority of trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act), has determined, with respect to the Target Fund, that the Merger is in the best interests of the Target Fund and will not result in the dilution of the interests of any shareholders;

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, covenant and agree as follows:

1             BASIC TRANSACTION

1.1          The Merger. Subject to the terms and conditions hereof and on the basis of the representations and warranties contained herein, and in accordance with the laws of the State of Delaware, at the Effective Time (as defined in Section 1.1(f)), the Target Fund shall be merged with and into the Surviving Fund in accordance with applicable law. The separate existence of the Surviving Fund shall continue unaffected and unimpaired by the Merger and it shall be governed by the laws of the State of Delaware.

(a)       At the Effective Time, as a result of the Merger and without any action on the part of the shareholders of the Target Fund or the shareholders of Surviving Fund:

(i)       each Target Fund Common Share outstanding immediately prior to the Effective Time shall be converted into a number of Surviving Fund Common Shares equal to a ratio of one to one; and

(ii)       the Surviving Fund Common Shares issued and outstanding immediately prior to the Effective Time shall remain outstanding upon the Effective Time and shall be unaffected by the Merger.

(b)       Reserved.

(c)       The Amended and Restated Agreement and Declaration of Trust of the Surviving Fund as in effect immediately prior to the Effective Time shall be the Amended and Restated Agreement and Declaration of Trust of the Surviving Fund (the “Surviving Fund A&R Declaration of Trust”), unless and until amended in accordance with its terms and applicable law. The bylaws of the Surviving Fund as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Fund (the “Surviving Fund Bylaws”), unless and until amended in accordance with its terms and applicable law.

(d)       At the Effective Time, the Surviving Fund shall continue in existence, and, without further act or deed and in accordance with applicable law, shall succeed to and possess all of the rights, privileges and powers of the Target Fund, and all of the assets and property of whatever kind and character of the Target Fund shall vest in the Surviving Fund without further act or deed and in accordance with applicable law. The Surviving Fund shall be liable for all of the known and unknown liabilities and obligations of the Target Fund, and any claim or judgment against the Target Fund may be enforced against the Surviving Fund in accordance with applicable law.

(e)       The Surviving Fund will issue Surviving Fund Common Shares to Target Fund shareholders upon the conversion of their Target Fund Common Shares by opening shareholder accounts on the share records of the Surviving Fund in the names of and in the amounts due to the Target Fund shareholders and representing the respective number of the Surviving Fund Common shares due to those shareholders pursuant to Section 1.1(a). Ownership of Surviving Fund Common Shares will be shown on the books of the Surviving Fund’s transfer agent, and the Surviving Fund will not issue certificates representing Surviving Fund Common Shares in connection with the Merger. All Surviving Fund Common Shares to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

(f)       Upon the terms and subject to the conditions of this Agreement, the parties shall cause the Merger to be consummated by filing, as applicable, a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the laws of the State of Delaware. The Merger shall become effective at such date and time as the Surviving Fund and the Target Fund shall agree and specify in the Certificate of Merger (the “Effective Time”).

(g)       On the Closing Date and in connection with the Closing, the Surviving Fund will satisfy the Target Fund’s obligations under the agreements specified on Schedule A-1.

1.2           Reporting. Any reporting responsibility of the Target Fund is and shall remain the responsibility of the Target Fund up to the Closing Date.

1.3           Actions at Closing. At the closing of the transactions contemplated by this Agreement (the “Closing”) on January 1, 2023 (the “Closing Date”), (i) the Target Fund will deliver to the Surviving Fund the various certificates and documents referred to in Section 5 below, (ii) the Surviving Fund will deliver to the Target Fund the various certificates and documents referred to in Section 4 below, and (iii) the Surviving Fund will make any filings or recordings required by Delaware law in connection with the Merger, including the filing of the Certificate of Merger.

1.4           Withholding Rights. The Surviving Fund or its affiliates, as applicable, shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement to any holder of Target Fund Common Shares such amounts as it determines in good faith are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient.

2              REPRESENTATIONS AND WARRANTIES

2.1           Representations and Warranties of the Surviving Fund. The Surviving Fund represents and warrants to the Target Fund that the statements contained in this Section 2.1 are correct and complete in all material respects as of the execution of this Agreement. The Surviving Fund represents and warrants to, and agrees with, the Target Fund that:

(a)       The Surviving Fund is a statutory trust duly organized and validly existing under the laws of the State of Delaware and is in good standing with the Secretary of State of Delaware, has the power to own all of its assets and to carry on its business as it is now being conducted and to carry out this Agreement, and does not have any subsidiaries.

(b)       The Surviving Fund is a non-diversified, closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act and such election has not been revoked or rescinded and is in full force and effect. From the inception of its operations to the date hereof, the Surviving Fund has been in compliance in all material respects with the applicable provisions of the 1940 Act and the rules promulgated thereunder by the Securities and Exchange Commission (the “SEC”), except as previously disclosed in writing to the Target Fund. The Surviving Fund has not begun investment operations.

(c)       No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Surviving Fund of the transactions contemplated herein, except (i) such as have been obtained or will be obtained under the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange

Act of 1934, as amended (the “1934 Act”), and the 1940 Act, and (ii) such as may be required by state securities laws.

(d)       The Surviving Fund is not, and the execution, delivery and performance of this Agreement by the Surviving Fund will not result, in violation of the laws of the State of Delaware or of the Surviving Fund A&R Declaration of Trust or the Surviving Fund Bylaws, or of any material agreement, indenture, instrument, contract, lease or other undertaking to which the Surviving Fund is a party or by which it is bound, and the execution, delivery and performance of this Agreement by the Surviving Fund will not result in the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Surviving Fund is a party or by which it is bound.

(e)       The Surviving Fund has full power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action of the Surviving Fund Board, and this Agreement constitutes a valid and binding contract enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto.

(f)       No material litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or to its knowledge threatened against the Surviving Fund or any properties or assets held by it, if applicable. The Surviving Fund knows of no facts that might form the basis for the institution of such proceedings which would materially and adversely affect its business and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions herein contemplated.

(g)       There are no material contracts outstanding to which the Surviving Fund is a party that have not been disclosed in the Surviving Fund’s filings with the SEC or that have not otherwise been disclosed to the Target Fund prior to the date hereof.

(h)       The statement of assets and liabilities and statement of operations of the Surviving Fund as of September 30, 2022 and for the period from January 27, 2022 (date of inception) through September 30, 2022, including the related notes, audited by PricewaterhouseCoopers LLP, independent registered public accounting firm to the Surviving Fund, copies of which have been furnished to the Target Fund, fairly present in all material respects the financial condition and results of operations of the Surviving Fund as of such date and for such period then ended in accordance with accounting principles generally accepted in the United States (“GAAP”) consistently applied, and the Surviving Fund has no known liabilities of a material amount, contingent or otherwise, other than those shown on the statements of assets and liabilities referred to above, or those incurred in the ordinary course of its business since September 30, 2022, and those incurred or to be incurred in connection with the Merger.

(i)        On the date hereof and as of the Closing Date, the Surviving Fund will advise the Target Fund in writing of all known material liabilities, contingent or otherwise, whether or not incurred in the ordinary course of business, existing or accrued. For purposes of this Section 2.1(i), customary distributions, changes in portfolio securities, a decline in net asset value per share of the Surviving Fund due to declines in market values of securities in the Surviving Fund’s portfolio or the discharge of the Surviving Fund’s liabilities will not constitute a material adverse change.

(j)       Tax Matters.

(i) The Surviving Fund has duly and timely filed (taking into account all applicable extensions) all material Tax Returns (as defined in Section 3.4(h)(iv)) required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes (as defined in Section 3.4(h)(ii)) shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. No material Tax Return of the Surviving Fund is currently under examination by the Internal Revenue Service (the “IRS”) or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon the Surviving Fund for which the Surviving Fund does not have reserves that are adequate under GAAP. The Surviving Fund is not a party to or bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Surviving Fund and its subsidiaries). Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither the Surviving Fund nor any of its subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code and to which Section 355 of the Code (or so much of Section 356 of the Code, as it relates to Section 355 of the Code) applied or was intended to apply. Neither the Surviving Fund nor any of its subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by the Surviving Fund or any of its subsidiaries. Neither the Surviving Fund nor any of its subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). If the Surviving Fund or any of its subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(ii) The Surviving Fund was, from the date of its initial organization, properly classified as a disregarded entity for U.S. federal (and applicable state and local) Tax purposes. The Surviving Fund has made (or will make) a valid election to be treated as a corporation for U.S. federal Tax purposes with an effective date of the Closing Date.

(iii) The Surviving Fund will make a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a “regulated investment company” (a “RIC”) effective for the taxable year ending on December 31, 2023. The Surviving Fund, on behalf of the Target Fund, will make a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code for the Target Fund to be taxed as a RIC effective for the taxable year ending on December 31, 2022.

(iv) The Surviving Fund has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by applicable law, in all material respects, withheld from and paid over all amounts required to be so withheld and paid over under applicable laws.

(v) The Surviving Fund has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(vi) The Surviving Fund has no “earnings and profits” for U.S. federal income tax purposes described in Section 852(a)(2)(B) of the Code.

(vii) The Surviving Fund would not now be subject to corporate-level income taxation on the sale, transfer or other disposition of its assets, if any, held immediately prior to the Closing as a result of the application of Section 337(d) of the Code or the Treasury Regulations promulgated thereunder.

(viii) No claim has been made in writing by a taxing authority in a jurisdiction where the Surviving Fund or any of its subsidiaries does not file Tax Returns that the Surviving Fund or any such subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.

(ix) Neither the Surviving Fund nor any of its subsidiaries has, or has ever had, a permanent establishment in any country other than the United States.

(x) Neither the Surviving Fund nor any of its subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(xi) Neither the Surviving Fund nor any of its subsidiaries has any liability for the Taxes of another person other than the Surviving Fund or any of its subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation.

(xii) Neither the Surviving Fund nor any of its subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Surviving Fund or any of its subsidiaries).

(xiii) There are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Surviving Fund or any of its subsidiaries.

(xiv) After the Effective Time, the Surviving Fund, on behalf of the Target Fund, will distribute to its shareholders any Tax Dividend that was declared, but not paid, by the Target Fund for any of its taxable years ended prior to the Effective Time, including its taxable year ending on December 31, 2022.

(k)       All issued and outstanding Surviving Fund Common Shares (i) have been offered and sold in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws, or applicable exemptions therefrom, (ii) are, and on the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable, and (iii) will be held at the time of the Closing by the persons and in the amounts set forth in the records of the transfer agent. The Surviving Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any Surviving Fund Common Shares, nor is there outstanding any security convertible into, or exchangeable for, any Surviving Fund Common Shares.

(l)       The Surviving Fund is authorized to issue an unlimited number of Surviving Fund Common Shares.

(m)       The offer and sale of the Surviving Fund Common Shares to be issued pursuant to this Agreement will be in compliance with all applicable federal and state securities laws.

(n)       At or prior to the Closing Date, the Surviving Fund will have obtained any and all regulatory, board and shareholder approvals necessary to issue the shares of Surviving Fund Common Shares to be issued pursuant to this Agreement.

(o)       The books and records of the Surviving Fund made available to the Target Fund are substantially true and correct and contain no material misstatements or omissions with respect to the operations of the Surviving Fund.

(p)       No agent, broker, finder or investment or commercial banker, or other person or firm engaged by or acting on behalf of Surviving Fund in connection with the negotiation, execution or performance of this Agreement or any other agreement contemplated hereby, or the consummation of the transactions contemplated hereby, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of the consummation of such transactions.

2.2          Representations and Warranties of the Target Fund. The Target Fund represents and warrants to the Surviving Fund that the statements contained in this Section 2.2 are correct and complete in all material respects as of the execution of this Agreement. The Target Fund represents and warrants to, and agrees with, the Surviving Fund that:

(a)       The Target Fund is a statutory trust duly organized and validly existing under the laws of the State of Delaware and is in good standing with the Secretary of State of Delaware, and has the power to own all of its assets and to carry on its business as it is now being conducted and to carry out this Agreement. Each of the Target Fund’s wholly-owned and majority-owned subsidiaries are duly formed and validly existing under the laws of the State of its organization and is in good standing in the State of its organization, and has the power to own all of its assets and to carry on its business as it is now being conducted and to carry out this Agreement, as applicable.

(b)       The Target Fund is a non-diversified, closed-end management investment company that has elected to be regulated as BDC under the 1940 Act, and such election has not been revoked or rescinded and is in full force and effect. From the inception of its operations to the date hereof, the Target Fund has been in compliance in all material respects with the applicable provisions of the 1940 Act and the rules promulgated thereunder by the SEC, except as previously disclosed in writing to the Surviving Fund. The Target Fund’s investment operations from the inception of its operations to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in its applicable prospectus, annual report to shareholders, if applicable, or other public document filed with the SEC, except as previously disclosed in writing to the Surviving Fund.

(c)       No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Target Fund of the transactions contemplated herein, except (i) such as have been obtained or will be obtained under the 1933 Act, the 1934 Act, and the 1940 Act, and (ii) such as may be required by state securities laws.

(d)       The Target Fund is not, and the execution, delivery and performance of this Agreement by the Target Fund will not result, in violation of the laws of the State of Delaware or of the Second Amended and Restated Agreement and Declaration of Trust, as amended, of the Target Fund or the Bylaws, as amended, of the Target Fund, or of any material agreement, indenture, instrument, contract, lease or other undertaking to which the Target Fund is a party or by which it is bound, and the execution, delivery and performance of this Agreement by the Target Fund will not result in the acceleration of any obligation, or the imposition of any fee, payment or penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Target Fund is a party or by which it is bound, except for those amounts paid or payable with respect to the Target Fund’s required termination of contracts, as listed on Schedule A-2.

(e)       The Target Fund has full power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action of the Target Fund Board, and this Agreement constitutes a valid and binding contract enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto.

(f)       At the Closing Date, the Target Fund will have good and marketable title to its assets held immediately before the Closing Date, which are free and clear of any material liens, pledges or encumbrances except those previously disclosed to the Surviving Fund.

(g)       No material litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or to its knowledge threatened against the Target Fund or any properties or assets held by it, if applicable. The Target Fund knows of no facts that might form the basis for the institution of such proceedings which would materially and adversely affect its business and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions herein contemplated.

(h)       There are no material contracts outstanding to which the Target Fund is a party that have not been disclosed in the Target Fund’s filings with the SEC or that have not otherwise been disclosed to the Surviving Fund prior to the date hereof.

(i)       The consolidated statement of assets and liabilities and statement of operations of the Target Fund as of March 31, 2022 and for the period from January 27, 2022 (date of inception) through March 31, 2022, including the related notes, audited by PricewaterhouseCoopers LLP, independent registered public accounting firm to the Target Fund, and the consolidated statement of assets and liabilities as of September 30, 2022 and statements of operations, changes in net assets and cash flows of the Target Fund for the period from January 27, 2022 (date of inception) through September 30, 2022, including the related notes, copies of which have been furnished to the Surviving Fund, fairly present in all material respects the financial condition, results of operations, cash flows and changes in net assets of the Target Fund as of such date and for such period then ended in accordance with GAAP consistently applied, and the Target Fund has no known liabilities of a material amount, contingent or otherwise, other than those shown on the statements of assets and liabilities referred to above, or those incurred in the ordinary course of its business since September 30, 2022 and those incurred or to be incurred in connection with the Merger.

(j)        On the date hereof and as of the Closing Date, the Target Fund will advise the Surviving Fund in writing of all known material liabilities, contingent or otherwise, whether or not incurred in the ordinary course of business, existing or accrued. For purposes of this Section 2.2(j), customary distributions, changes in portfolio securities, a decline in net asset value per share of the Surviving Fund due to declines in market values of securities in the Target Fund’s portfolio or the discharge of the Target Fund’s liabilities will not constitute a material adverse change.

(k)    Tax Matters.

(i) The Target Fund has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. No material Tax Return of the Target Fund is currently under examination by the IRS or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon the Target Fund for which the Target Fund does not have reserves that are adequate under GAAP. The Target Fund is not a party to or bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Target Fund and its subsidiaries). Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither the Target Fund nor any of its subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code and to which Section 355 of the Code (or so much of Section 356 of the Code, as it relates to Section 355 of the Code) applied or was intended to apply. Neither the Target Fund nor any of its subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by the Target Fund or any of its subsidiaries. Neither the Target Fund nor any of its subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). If the Target Fund or any of its

subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(ii) The Target Fund has satisfied the requirements of Section 851(b)(3) of the Code at the close of the first three quarters of its taxable year ending on December 31, 2022, and expects to qualify as a RIC for its taxable year ending on December 31, 2022. For its taxable year ending on December 31, 2022, the Target Fund has satisfied the distribution requirements imposed on a RIC under Section 852 of the Code (assuming for these purposes that any Tax Dividend (as defined in Section 3.4(h)(iii)) declared by the Target Fund after the date of this Agreement has been timely paid).

(iii) Prior to the Effective Time, the Target Fund shall have, if necessary, declared a Tax Dividend with respect to all taxable years ended prior to the Effective Time, including its taxable year ending on December 31, 2022 (which such Tax Dividend will be paid by the Surviving Fund on behalf of the Target Fund after the Effective Time).

(iv) The Target Fund has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by applicable law, in all material respects, withheld from and paid over all amounts required to be so withheld and paid over under applicable laws.

(v) The Target Fund has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(vi) The Target Fund has no “earnings and profits” for U.S. federal income tax purposes described in Section 852(a)(2)(B) of the Code.

(vii) The Target Fund is not now and will not be subject to corporate-level income taxation on the sale, transfer or other disposition of its assets currently held as a result of the application of Section 337(d) of the Code or the Treasury Regulations promulgated thereunder.

(viii) No claim has been made in writing by a taxing authority in a jurisdiction where the Target Fund or any of its subsidiaries does not file Tax Returns that the Target Fund or any such subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.

(ix) Neither the Target Fund nor any of its subsidiaries has, or has ever had, a permanent establishment in any country other than the United States.

(x) Neither the Target Fund nor any of its subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(xi) Neither the Target Fund nor any of its subsidiaries has any liability for the Taxes of another person other than the Target Fund or any of its subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation.

(xii) Neither the Target Fund nor any of its subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Target Fund or any of its subsidiaries).

(xiii) There are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Target Fund or any of its subsidiaries.

(l)       All issued and outstanding Target Fund Common Shares (i) have been offered and sold in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws, or applicable exemptions therefrom, (ii) are, and on the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable, and (iii) will be held at the time of the Closing by the persons and in the amounts set forth in the records of the transfer agent as provided in Section 3.5. The Target Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any Target Fund Common Shares, nor is there outstanding any security convertible into, or exchangeable for, any Target Fund Common Shares.

(m)       As of immediately prior to the Effective Time, the Target Fund will have full right, power and authority to effect the transfer of, directly or indirectly, the Investments (as defined below) and any other assets and liabilities of the Target Fund to be transferred to the Surviving Fund pursuant to this Agreement and except as otherwise specified in this Agreement. Immediately prior to the Effective Time, the Target Fund will own the Investments and any such other assets subject to no encumbrances, liens or security interests in favor of any third party creditor of the Target Fund other than those that have been previously disclosed to the Surviving Fund, and without any restrictions upon the transfer thereof, including such restrictions as might arise under the 1933 Act. As used in this Agreement, the term “Investments” shall mean the Target Fund’s direct or indirect investments shown on the schedule of its portfolio investments as of September 30, 2022 referred to in Section 2.2(i) hereof, as supplemented with such changes as the Target Fund shall make after September 30, 2022, which changes shall be disclosed to the Surviving Fund in an updated schedule of investments, and changes resulting from stock dividends, stock splits, mergers and similar corporate actions through the Closing Date.

(n)       The books and records of the Target Fund made available to the Surviving Fund are substantially true and correct and contain no material misstatements or omissions with respect to the operations of the Target Fund.

(o)       No agent, broker, finder or investment or commercial banker, or other person or firm engaged by or acting on behalf of the Target Fund in connection with the negotiation, execution or performance of this Agreement or any other agreement contemplated hereby, or the consummation of the transactions contemplated hereby, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of the consummation of such transactions.

3            COVENANTS

3.1          Operations in the Normal Course.

(a)       Each party covenants to operate its business in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business will include loan originations, purchases and sales of portfolio securities and the declaration and payment of customary distributions. Notwithstanding the forgoing, the Target Fund will manage its portfolio with the same approximate level of trading, turnover and leverage consistent with past practice, except to the extent discussed in advance with the Surviving Fund. In addition, each party covenants to use valuation practices in its audited financial statements for the fiscal year ended December 31, 2022 that are substantially and materially consistent with the valuation practices used in such party’s last audited financial statements.

(b)       The Target Fund will provide required notice to the counterparties, or enter into amendments or termination agreements, to those contracts listed on Schedule A-2 sufficient to terminate those contracts with respect to the Target Fund as of the Effective Time.

3.2          Regulatory Filings.

(a)       Subject to the provisions of this Agreement, the Target Fund and the Surviving Fund will each take, or cause to be taken, all actions, and do or cause to be done, all things reasonably necessary, proper or advisable to cause the conditions to the other party’s obligations to consummate the transactions contemplated hereby to be met or fulfilled and otherwise to consummate and make effective such transactions.

(b)       The Surviving Fund will obtain the approvals and authorizations required of it by the 1933 Act, the 1940 Act and such stated securities or blue sky laws as it may deem appropriate in order to continue with its operations after the Closing Date.

(c)       The Target Fund will obtain the approvals and authorizations required of it by the 1933 Act and the 1940 Act to consummate the Merger, and take all other actions reasonably necessary to obtain any approvals required to complete the transactions contemplated by this Agreement.

 (d)       The Target Fund undertakes that, if the Merger is consummated, it will file, or cause its agents to file, a notification of withdrawal of election to be subject to Sections 55 through 65 of the 1940 Act filed pursuant to Section 54(c) of the 1940 Act.

3.3          Preservation of Assets. The Surviving Fund agrees that it has no plan or intention to sell or otherwise dispose of the assets of the Target Fund to be acquired in the Merger, except for dispositions made in the ordinary course of business.

3.4          Tax Matters.

(a)       Each of the Surviving Fund and Target Fund agrees that by the Closing Date all of their respective Tax Returns required to be filed on or before such date shall have been filed and all Taxes shown as due on such Tax Returns shall either have been paid or adequate liability reserves shall have been provided for the payment of such Taxes.

(b)       Without limiting the foregoing, (i) Parent (as defined in Section 3.4(h)(i)) will file or cause to be filed on a timely basis the Tax Returns (if any) for the Surviving Fund’s tax year ending on December 31, 2022, and (ii) the Surviving Fund will file all Tax Returns of the Target Fund and the Surviving Fund (including as successor-by-merger to the Target Fund after the Closing) due on or after the Closing Date, with, in any case, the Target Fund’s Tax Returns filed for the tax year ending with the Closing Date being referred to as the “Final Return,” provided, that, with respect to any Tax Return filings made by the Target Fund after the date of this Agreement and before the Closing, the Surviving Fund shall have the right to review and approve such Tax Returns (such approval shall be timely provided and shall not be unreasonably withheld by the Surviving Fund) and the Surviving Fund shall be provided with a reasonable amount of review time before the submission of those filings and, provided, further, that for any Tax Returns filed after the Closing by the Surviving Fund as successor-by-merger with respect to the Target Fund for periods before the Merger, the Target Fund agrees to provide the information and certifications to the Surviving Fund as agreed by the parties in writing. Notwithstanding the preceding, Parent and the Surviving Fund shall take such action as is reasonably necessary so as to permit the Parent or the Surviving Fund to file an entity classification election with respect to the Surviving Fund pursuant to Treasury Regulation Section 301.7701-3 with effect as of the Closing Date or such other date as the Closing occurs.

(c)       With respect to the Final Return referred to in Section 3.4(b), Parent will be responsible for the difference, if any, between (i) any Tax liability for non-income Taxes or other Taxes related to the Final Return that are determined to be owed by the Target Fund and (ii) the amount estimated and paid by the Target Fund in connection with the Final Return.

(d)       Each of the Surviving Fund and the Target Fund shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes for pre-Closing Tax periods.

(e)    As promptly as practicable, the Target Fund shall furnish to the Surviving Fund, in such form as is reasonably satisfactory to the Surviving Fund, a statement of the earnings and profits of the Target Fund for U.S. federal income tax purposes, as well as any capital loss carryovers, that the Surviving Fund will succeed to and take into account as a result of Section 381 of the Code.

(f)    The Surviving Fund agrees to retain for a period of seven years following the Closing Date all returns, schedules and work papers and all material records or other documents relating to tax matters of the Target Fund for its final taxable year and for all prior taxable periods.

(g)       Any information obtained under this Section 3.4 shall be kept confidential except as otherwise may be necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

(h)        Certain Tax Definitions.

    For purposes of this Agreement, the following terms shall have the meanings set forth below.

(i) “Parent” means Angelo, Gordon & Co., L.P.

(ii) “Tax” or “Taxes” means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any taxing authority (whether domestic or foreign, including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

(iii) “Tax Dividend” means a dividend or dividends, with respect to any applicable tax year, which is deductible pursuant to the dividends paid deduction under Section 562 of the Code, and shall have the effect of distributing to the Target Fund’s shareholders all of its previously undistributed (i) “investment company taxable income” within the meaning of Section 852(b) of the Code (determined without regard to Section 852(b)(2)(D) of the Code), (ii) any prior year shortfall as determined under Section 4982(b)(2) of the Code, (iii) amounts constituting the excess of (A) the amount specified in Section 852(a)(1)(B)(i) of the Code over (B) the amount specified in Section 852(a)(1)(B)(ii) of the Code, and (iv) net capital gain (within the meaning of Section 1222(11) of the Code), if any, in each case recognized either in the applicable tax year or any prior tax year.

(iv) “Tax Return” means (i) any report, return, form, information statement, declaration or filing required or permitted to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, and any amendments thereof or attachments thereto including, where permitted or required, consolidated, combined or unitary returns for any group of entities and (ii) any Form 1099 or other information report required to be supplied to shareholders or other payment recipients with respect to Taxes.

3.5          Shareholder List. Prior to the Closing Date, the Target Fund shall have made arrangements with its transfer agent to deliver to the Surviving Fund a list of the names and addresses of all of the holders of record of Target Fund Common Shares on the Closing Date and the respective number of shares of Target Fund Common Shares owned by each such shareholder, certified by an executive officer of the Target Fund to the best of his or her knowledge and belief.

3.6          Tax Status of Merger. The Surviving Fund and the Target Fund (a) will use all reasonable best efforts to cause the Merger to constitute a reorganization under Section 368(a) of the Code and will not take any action or cause any action to be taken (including, without limitation, the filing of any Tax Return) that is inconsistent with such treatment and (b) shall execute and deliver officer’s certificates containing appropriate representations that are customary for the transactions contemplated hereby at such time or times as may be reasonably requested by counsel for purposes of rendering the tax opinions described in Section 6.3.

3.7    RIC Status.

(a)    During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, (i) the Target Fund shall not, and shall not permit any of its subsidiaries to, directly or indirectly, without the prior written consent of the Surviving Fund, take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause the Target Fund to fail to qualify as a RIC, and (ii) the Surviving Fund shall not, and shall not permit any of its subsidiaries to, directly or indirectly, without the prior written consent of the Target Fund, take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause the Surviving Fund to fail to qualify as a RIC for the taxable year ending on December 31, 2023.

(b)    The Surviving Fund will use commercially reasonable efforts to operate in a manner so as to qualify for taxation as a RIC for the taxable year ending on December 31, 2023.

3.8          Withdrawal of Election to be Regulated as a BDC. The Target Fund agrees that the withdrawal of its election to be treated as a BDC under the 1940 Act will be effected in accordance with applicable law as soon as practicable following the Closing Date.

4             CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE TARGET FUND

The obligations of the Target Fund to consummate the transactions provided for herein shall be subject, at the Target Fund’s election, to the following conditions:

4.1          Certificates and Statements by the Surviving Fund.   The Surviving Fund shall have furnished to the Target Fund a certificate signed by its Chief Executive Officer, Chief Financial Officer or President (or any Vice President), dated the Closing Date, certifying that as of the Closing Date, all representations and warranties made by the Surviving Fund in this Agreement are true and correct in all material respects as if made at and as of such date and the Surviving Fund has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied at or prior to such dates.

4.2          Merger Litigation. There shall be no material litigation pending or threatened that claims the proposed Merger is not permitted or authorized, was not validly approved or otherwise would not be valid or legally consummated.

4.3          Regulatory Orders. The Surviving Fund shall have received from any relevant state securities administrator such order or orders as are reasonably necessary or desirable under the 1933 Act, the 1934 Act, the 1940 Act, and any applicable state securities or blue sky laws in connection with the transactions contemplated hereby, and that all such orders shall be in full force and effect.

5             CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SURVIVING FUND

The obligations of the Surviving Fund to consummate the transactions provided for herein shall be subject, at the Surviving Fund’s election, to the following conditions:

5.1          Certificates and Statements by the Target Fund.

(a)       The Target Fund shall have furnished a statement of assets, liabilities and capital, together with a schedule of investments with their respective dates of acquisition and tax costs, as of September 30, 2022, certified on its behalf by its Chief Executive Officer, Chief Financial Officer or President (or any Vice President) and its Treasurer, and a certificate executed by both such officers, dated the Closing Date, certifying that there has been no material adverse change in its financial position since September 30, 2022, other than changes in its portfolio securities since that date or changes in the market value of its portfolio securities.

(b)       The Target Fund shall have furnished to the Surviving Fund a certificate signed by its Chief Executive Officer, Chief Financial Officer or President (or any Vice President), dated as of the Closing Date, certifying that as of the Closing Date, all representations and warranties made by the Target Fund in this Agreement are true and correct in all material respects as if made at and as of such date and that the Target Fund has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied at or prior to such date.

5.2          Merger Litigation. There shall be no material litigation pending or threatened that claims the proposed Merger is not permitted or authorized, was not validly approved or otherwise would not be valid or legally consummated.

5.3          Custodian’s Certificate. The Target Fund’s custodian shall have delivered to the Surviving Fund a certificate identifying all of the assets of the Target Fund held or maintained by such custodian as of the Valuation Time.

5.4     Books and Records. The Target Fund’s transfer agent shall have provided to the Surviving Fund (i) the originals or true copies of all of the records of the Target Fund in the possession of such transfer agent as of the Closing Date, (ii) a certificate setting forth the number of shares of Target Fund Common Shares outstanding as of the Closing Date, and (iii) the name and address of each holder of record of any shares and the number of shares held of record by each such shareholder.

6             FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF SURVIVING FUND AND TARGET FUND

If any of the conditions set forth below have not been satisfied on or before the Closing Date with respect to the Target Fund or the Surviving Fund, the other party to this Agreement shall be entitled, at its option, to refuse to consummate the transactions contemplated by this Agreement provided that the terminating party has used its reasonable commercial efforts to satisfy its obligations and the conditions set forth in this Agreement:

6.1          Regulatory Filings.     On the Closing Date, no court or governmental agency of competent jurisdiction shall have issued any order that remains in effect and that restrains or enjoins the Target Fund or the Surviving Fund from completing the transactions contemplated by this Agreement.

6.2          Consents. All of the consents of other parties referenced on Schedule 2.2(c) have been obtained, or the applicable contract has been terminated in respect of the Target Fund without cost to the Target Fund, the Surviving Fund or any of the Surviving Fund’s affiliates.

6.3          Tax Opinions. The Surviving Fund and the Target Fund shall have received the opinions of Simpson Thacher & Bartlett LLP, dated as of the Closing Date, substantially to the effect that, based upon certain facts, assumptions and representations made by the Target Fund, the Surviving Fund and their respective authorized officers, the Merger as provided in this Agreement will constitute a reorganization within the meaning of Section 368(a) of the Code.

The delivery of such opinions is conditioned upon the receipt by Simpson Thacher & Bartlett LLP of reasonable representations it shall request of the Surviving Fund and the Target Fund.

7              EXPENSES

7.1          Payment of Expenses. All reasonable third party expenses (other than legal expenses incurred by or allocated to the Target Fund or the Target Fund’s board of trustees) associated with the negotiation, preparation and execution of this Agreement shall be borne by the Surviving Fund.

8             COOPERATION FOLLOWING CLOSING DATE

In case at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party may reasonably request, all at the sole cost and expense of the requesting party. The Target Fund acknowledges and agrees that from and after the Closing Date, the Surviving Fund shall be entitled to possession of all documents, books, records, agreements and financial data of any sort pertaining to the Target Fund.

9          ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES

9.1       Entire Agreement. The Surviving Fund and the Target Fund agree that neither party has made any representation, warranty or covenant not set forth herein and that this Agreement and the other documents delivered in connection with this Agreement constitute the entire agreement between the parties.

9.2        Survival of Warranties. The covenants to be performed after the Closing by the Surviving Fund shall survive the Closing. All other representations, warranties and covenants to be performed prior to or at the Closing contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder and shall terminate on the Closing.

10           TERMINATION AND WAIVERS

10.1        Termination by Mutual Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing Date by mutual agreement of the Target Fund and the Surviving Fund.

10.2        Termination by Surviving Fund or Target Fund. This Agreement may be terminated by either the Target Fund or the Surviving Fund at its option at or prior to the Closing Date because:

(a)       of a material breach by the other party of any representation, warranty, covenant or agreement contained herein to be performed by the other party at or prior to the Closing Date; provided that such other party shall have been given a period of 30 days from the date of notice of such breach to cure such breach and shall have failed to do so;

(b)       by either the Surviving Fund or Target Fund if the Effective Time does not occur on or prior to March 31, 2023; or

(c)       any governmental authority of competent jurisdiction shall have issued any judgment, injunction, order, ruling or decree or taken any other action restraining, enjoining or otherwise prohibiting this Agreement or the consummation of any of the transactions contemplated herein and such judgment, injunction, order, ruling, decree or other action becomes final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 10.2(c) shall have used its reasonable best efforts to have such judgment, injunction, order, ruling, decree or other action lifted, vacated or denied.

10.3        Waiver. At any time before the Closing Date, any of the terms or conditions of this Agreement may be waived by either the Target Fund Board or the Surviving Fund Board (whichever is entitled to the benefit thereof), if, in the judgment of such board after consultation with fund counsel, such action or waiver will not have a material adverse effect on the benefits intended in this Agreement to the shareholders of their respective fund, on behalf of which such action is taken. The failure of either Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of either Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

11           TRANSFER RESTRICTION

Each book entry for the Common Shares issued pursuant to this Agreement shall contain a notation in substantially the following form (or to substantially the following effect):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE (NOTWITHSTANDING THE FOREGOING, THE SECURITIES REPRESENTED HEREBY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES). THE HOLDER AGREES FOR THE BENEFIT OF AG TWIN BROOK CAPITAL INCOME FUND (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:
(A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR
(B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT AND IS EFFECTIVE AT THE TIME OF SUCH TRANSFER, OR
(C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR
(D) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY PERMITTED TRANSFER IN ACCORDANCE WITH THE ABOVE, THE COMPANY RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

12           MATERIAL PROVISIONS

All covenants, agreements, representations and warranties made under this Agreement and any certificates delivered pursuant to this Agreement shall be deemed to have been material and relied upon by each of the parties, notwithstanding any investigation made by them or on their behalf.

13           AMENDMENTS

This Agreement may be amended, modified or supplemented in such manner as may be deemed necessary or advisable by the authorized officers of the Target Fund and the Surviving Fund; provided, however, that following the approval of the Merger by the Target Fund Board, no such amendment may have the effect of changing the provisions for determining the number of shares of Surviving Fund Common Shares to be issued to the holders of Target Fund Common Shares under this Agreement to the detriment of such shareholders without the Target Fund Board’s further approval.

14           NOTICES

Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by facsimile, electronic delivery (i.e., email), personal service or prepaid or certified mail addressed to the Surviving Fund or the Target Fund, at its address set forth in the preamble to this Agreement, in each case to the attention of its Chief Executive Officer or President.

15           ENFORCEABILITY; HEADINGS; COUNTERPARTS; GOVERNING LAW AND JURISDICTION; SEVERABILITY; ASSIGNMENT; LIMITATION OF LIABILITY

15.1        Enforceability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

15.2        Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.3        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

15.4        Governing Law and Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of Delaware. Each of the parties hereto: (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware (or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the Superior Court of the State of Delaware)) with respect to all proceedings arising out of or relating to this Agreement and the transactions contemplated hereby; (b) irrevocably and unconditionally waives any objection to the laying of venue of any proceeding arising out of this Agreement or the transactions contemplated hereby in such courts and irrevocably and unconditionally waives the defense of an inconvenient forum with respect to such a proceeding in such courts and (c) agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

15.5        Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer.

AGTB PRIVATE BDC

By:	/s/ Terrence Walters
Name: Terrence Walters
Title: Chief Financial Officer and Treasurer

AG TWIN BROOK CAPITAL INCOME FUND

By:	/s/ Terrence Walters
Name: Terrence Walters
Title: Chief Financial Officer and Treasurer

SCHEDULE A-1

SCHEDULE A-2

SCHEDULE 2.2(c)

None.

SCHEDULE 2.2(g)

None.